FORM 5

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


( ) Check this box if                                        OMB APPROVAL
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( ) Form 3 Holdings Reported

( ) Form 4 Transactions Reported


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Eschange Act of 1934, Section 17(a) of the Public Utility Holding Company act of 1935 or Section 30(h) of the Investment Company Act of 1940

================================================================================

1.  Name and Address of Reporting Person*

        John W. Smith
        2305 Quail Creek
        Tupelo, MS 38801


2.  Issuer Name and Ticker or Trading Symbol

        Peoples Holding Company (PHC)

3.  IRS Identification Number of Reporting Person, if an entity (Voluntary)

        ###-##-####

4.  Statement for Month/Day/Year

        December 31, 2002

5.  If Amendment, Date of Original  (Month/Day/Year)


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

        ( X ) Director                   (  ) 10% Owner
        (   ) Officer (give title below) (  ) Other (specify below)

             _________________________


7.  Individual or Joint/Group Filing (Check Applicable Line)
        ( X ) Form filed by One Reporting Person
        (   ) Form filed by More than One Reporting Person

====================================================================================================================================
Table I - - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
====================================================================================================================================
+-------------------+------------+-------------+----------+------------------------------+----------------+-----------+------------+
|1. Title of        |2. Trans-   |2a.Deemed   |3. Trans-  | 4.Securities Acquired (A)    |5. Amount of    | 6.Owner-  |7. Nature of|
|   Security        |   action   |   Execution|   action  |   or Disposed of (D)         |   Securities   |   ship    |   Indirect |
|                   |   Date     |   Date, if |   Code    |   (Instr.3,4 and 5)          |   Beneficially |   Form:   |   Bene-    |
|   (Instr.3)       |            |   any      |  (Instr.8)|                              |   Owned at end |   Direct  |   ficial   |
]                   |            |            |-----------+------------------------------|   of Issuer's  |   (D) or  |   Owner-   |
|                   |            |            |      |    |            |      |          |   Fiscal Year  |   Indirect|   ship     |
|                   |            |            |      |    |            |(A)or |          |   (s)(Instr.3  |   (I)     |            |
|                   |(Mo/Dy/Yr)  |  (Mo/Dy/Yr)| Code | V  |   Amount   |(D)   |  Price   |    and 4)      |  (Instr.4)| (Instr.4)  |
--------------------+------------+------------+-----------+------------+------+----------+----------------+-----------+------------+
 Common Stock                                                                                  18,289           D

 Common Stock                                                                                   7,826           I          Spouse
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities benefically owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                                          Persons who respond to the collection
                                          of information contained in this form
                                          are not required to respond unless the
                                          form displays a currently valid OMB
                                          control number.
                                                                 (Over)
                                                                 SEC 1474 (9-02)


====================================================================================================================================
TABLE II - - Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g.,puts, calls, warrants, options, convertible securities)
====================================================================================================================================
+-----------------------------+--------------+-----------+---------------+--------------+-------------------+----------------------+
|1. Title of Derivative       | 2. Convers-  | 3. Trans- | 3A Deemed     | 4. Transact- | 5. Number of      | 6. Date Exercisable  |
|   Security                  |    ion or    |    action |    Execution  |    ion Code  |    Derivative     |    and Expiration    |
|   (Instr.3)                 |    Exercise  |    Date   |    Date, if   |    (Instr.8) |    Securities     |    Date              |
|                             |    Price of  |           |    any        |              |    Acquired (A) or|    (Month/Day/Year)  |
|                             |    Derivative|           |               |              |    Disposed of    |                      |
|                             |    Security  |           |               |              |    (D)(Instr. 3,4,|                      |
|                             |              |           |               |              |    and 5)         +-----------+----------|
|                             |              |           +               +-------+------+---------+---------| Date Exer-| Expira-  |
|                             |              |  (M/D/Y)  |   (M/D/Y )    |  Code |  V   |  (A)    |   (D)   | cisable   | tion Date|
+-----------------------------+--------------+-----------+---------------+-------+------+---------+---------+-----------+----------+

------------------------------------------------------------------------------------------------------------------------------------

+--------------------------------------+---------------------+---------------------+----------------------+------------------------+
|7.  Title and Amount of Underlying    |8. Price of Deriv-   | 9. Number of Deriv- | 10. Ownership Form   | 11. Nature of Indirect |
|    Securities                        |   ative Security    |    ative Securities |     of Derivative    |     Beneficial         |
|    (Instr. 3 and 4)                  |   (Instr.5)         |    Beneficially     |     Security:        |     Ownership          |
+-----------------+--------------------+                     |    Owned at end     |     Direct(D) or     |     (Instr. 4)         |
|      Title      |  Amount or Number  |                     |    of Year          |     Indirect (I)     |                        |
|                 |  of Shares         |                     |                     |     (Instr.4)        |                        |
|                 |                    |                     |    (Instr.4)        |                      |                        |
+-----------------+--------------------+---------------------+---------------------+----------------------+------------------------+

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:




/s/ John W. Smith                               February 14, 2003
___________________________________             ________________________________
**Signature of Reporting Person                 Date

**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.